QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Consolidated Graphics, Inc.:

We consent to the use of our report dated May 14, 2004, with respect to the consolidated balance sheets of Consolidated Graphics, Inc. and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended March 31, 2004, incorporated herein by reference.

Our report refers to our audit of the disclosures added to revise the 2002 consolidated financial statements, as more fully described in Note 3 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2002 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP

Houston, Texas
December 10, 2004

QuickLinks

  Exhibit 23.2